Exhibit 99.1

               VARIAN MEDICAL SYSTEMS ANNOUNCES BOARD APPOINTMENTS

       TIMOTHY E. GUERTIN AND KENT J. THIRY NAMED TO BOARD OF DIRECTORS

PALO ALTO, Calif., Aug. 30 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today announced that Timothy E. Guertin, President and Chief Operating Officer for the company, and Kent J. Thiry, Chairman and CEO of DaVita, Inc. (NYSE: DVA), have been named to the Corporation's Board of Directors.

"These appointments add dimension to our board as we move into the next phase of growth for our company," said Richard M. Levy, Chairman and CEO for the Corporation.

Guertin, 56 and a 30-year veteran with Varian, last week was named President and Chief Operating Officer for the corporation. "He adds a voice of experience to board deliberations and decisions regarding the long-term growth strategies for our business," Levy said. As a management executive for the company, Guertin has responsibility for guiding and directing the development, production, promotion, and sales of all Varian Medical Systems' products and services throughout the world. Guertin served as President of the Oncology Systems segment, which represents more than 80 percent of Varian's business, from 1990 until being named Chief Operating Officer last January. He holds a BS in electrical engineering and computer science from the University of California at Berkeley.

Thiry, 49, has led the rapid growth of DaVita, Inc., a $2.3 billion medical business based in El Segundo, CA that provides dialysis services for patients with chronic kidney failure. Prior to becoming the chief executive at DaVita in 1999, Thiry was Chairman and CEO of Vivra Holdings, Inc. He has also served in management roles with Bain & Company and with Anderson Consulting. Thiry earned his MBA from Harvard Business School in 1983 and a BA in Political Science and Economics from Stanford University in 1978. He was a member of the Board of Directors for Oxford Healthplans, Inc. from 1998 through 2004.

The appointments were effective August 29, 2005.

Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,500 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

FOR INFORMATION CONTACT:

Spencer Sias, 650-424-5782

spencer.sias@varian.com